CONTACTS
Anthony J. DeFazio	Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces $37.8 Million of Recent Acquisitions

New York, New York, April 8, 2013 - American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that it has closed $37.8 million of net lease acquisitions, including nine properties located in four states plus Puerto Rico with approximately 200,000 total rentable square feet. These acquisitions have occurred since its last acquisition announcement on March 18, 2013. The nine properties were purchased at a weighted average capitalization rate of 7.7% (calculated by dividing annualized rental income on a straight-line basis by base purchase price) and contained a weighted average lease duration remaining of 12.6 years at acquisition.

“We continue to add strong credit tenants to our portfolio and anticipate a solid second quarter 2013,” said Nicholas S. Schorsch, Chief Executive Officer and Chairman of ARCP. Mr. Schorsch added, “These acquisitions, made at a weighted average 7.7% cap rate, demonstrate our success in assembling a robust portfolio that ties directly to our investment objectives.”

Important Notice

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the Company can be found on its website at www.arcpreit.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.